                                                           File No. 811-________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

             The undersigned investment company hereby notifies the
   Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in
               connection with such notification of registration
                       submits the following information:

                    Name: Tortoise MLP Investment Corporation

   Address of Principal Business Office (No. & Street, City, State, Zip Code):
                             10801 Mastin Boulevard
                                    Suite 222
                             Overland Park, KS 66210

             Telephone Number (including area code): (913) 981-1020

                Name and address of agent for service of process:

                               David John Schulte
                        Tortoise Capital Advisors, L.L.C.
                             10801 Mastin Boulevard
                                    Suite 222
                             Overland Park, KS 66210

                                    Copy to:

                                Steven F. Carman
                       Blackwell Sanders Peper Martin LLP
                          4801 Main Street, Suite 1000
                           Kansas City, Missouri 64112

Check Appropriate Box:

     Registrant is filing a Registration  Statement  pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

        YES  [X]                           NO  [ ]

     Pursuant to the  requirements  of the  Investment  Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf  in the City of  Overland  Park and the State of Kansas on the 8th day of
March, 2005.

                                       Tortoise MLP Investment Corporation

                                       By:  /s/ Terry C. Matlack
                                          --------------------------------------
                                            Terry C. Matlack, Director

Attest:  /s/ David J. Schulte
       --------------------------------------
         David J. Schulte,
         Chief Executive Officer